Exhibit 15

ACKNOWLEDGMENT OF INDEPENDENT AUDITORS

Board of Directors
JLG Industries, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the JLG Industries, Inc. Long Term Incentive Plan and to the incorporation by reference therein of our reports dated November 12, 2003, except note 19 as to which the date is March 11, 2004, and March 11, 2004 relating to the unaudited condensed consolidated interim financial statements of JLG Industries, Inc. that are included in its Form 10-Q/A and 10-Q for the quarters ended October 31, 2003 and January 31, 2004.

/s/ Ernst & Young

Baltimore Maryland
April 12, 2004